Exhibit 99.1

BOYD GAMING CHIEF FINANCIAL OFFICER

ANNOUNCES MID-YEAR RETIREMENT

LAS VEGAS, NV - February 21, 2006 - Boyd Gaming Corporation (NYSE: BYD) today announced that the Company has been informed by Ellis Landau, its long-time Chief Financial Officer, that he intends to retire on May 31, 2006. Landau, 62, has been the Company’s CFO since he joined Boyd Gaming in 1990, where he led or played a significant role in the Company’s financial, acquisition, and development strategies and endeavors during that time.

The Company announced that Paul Chakmak, currently Senior Vice President – Finance and Treasurer, will be promoted to succeed Landau as Chief Financial Officer and Treasurer on June 1, 2006.

Bill Boyd, Chairman and Chief Executive Officer of Boyd Gaming said, “Ellis has played a tremendous role in the growth of our Company over the past 16 years as we moved from a small private company to one of the leading companies in our industry today. I know how respected he is both inside Boyd Gaming and in the financial community at large for both his financial and business skills and for his integrity. I am really pleased that he has been on our team for these many years, and speak for so many others at Boyd Gaming in wishing him well as he enjoys his years ahead.”

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 19 gaming entertainment properties located in Nevada, New Jersey, Mississippi, Illinois, Indiana and Louisiana. The Company is also developing Echelon Place, a world class destination on the Las Vegas Strip, expected to open in early 2010. Additionally, the Company was recently recognized by Forbes Magazine as the best managed company in the category of Hotels, Restaurant and Leisure. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com .

# # #